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                    CERTIFICATE OF MERGER AGREEMENT BETWEEN
                      SUNSHINE MINING AND REFINING COMPANY
                                      AND
                            SUNSHINE MERGER COMPANY


         SUNSHINE MERGER COMPANY, a Delaware corporation, hereby certifies pursuant to Section 251(c) of the Delaware General Corporation Laws as follows:

         1. Sunshine Merger Company is a corporation organized and existing under the laws of the State of Delaware.

         2. Sunshine Mining and Refining Company is a corporation organized and existing under the laws of the State of Delaware.

         3. An Agreement of Merger has been approved, adopted, certified, executed, and acknowledged by each of the constituent corporations in accordance with Section 251 of the Delaware General Corporation Law.

         4. The surviving corporation is Sunshine Merger Company, a Delaware corporation.

         5. The Certificate of Incorporation of Sunshine Merger Company shall be the Certificate of Incorporation of this surviving corporation. The following amendments shall be made to the Certificate of Incorporation of Sunshine Merger Company and shall be effective on the filing of this Certificate of Merger:

         Article First of the Certificate of Incorporation of Sunshine Merger Company, upon the filing of the Certificate of Merger, shall be amended to read as follows:

                 "First: The name of the corporation is Sunshine Mining and Refining Company."


         6. The executed Agreement of Merger is on file at the principal place of business of Sunshine Merger Company, whose address is: 877 W. Main Street, Suite 600, Boise, Idaho 83702.

         7. A copy of the Agreement of Merger will be furnished by Sunshine Merger Company on request and without cost, to any stockholder of Sunshine Merger Company or Sunshine Mining and Refining Company.
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         IN WITNESS WHEREOF, Sunshine Merger Company, pursuant to Section
251(c) of the Delaware Corporation Laws, and pursuant to the approval and authority duly given by resolution adopted by the constituent corporations, and approved pursuant to law, has caused the Certificate of Merger to be executed by President and attested by its Secretary.

         DATED this 22nd day of May, 1996.

                                        SUNSHINE MERGER COMPANY



                                        By:  /s/ John S. Simko
                                             ---------------------------------
                                             John S. Simko, President


ATTEST:


/s/ Rebecca L. Saunders
- --------------------------------
Rebecca L. Saunders, Secretary








CERTIFICATE OF MERGER AGREEMENT - 2